GOLDMAN, SACHS & CO.
85 BROAD STREET
NEW YORK, NEW YORK 10004
                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                             CITIZENS CORPORATION
                                      BY
                       CITIZENS ACQUISITION CORPORATION
                           A WHOLLY OWNED SUBSIDIARY
                                      OF
                        ALLMERICA FINANCIAL CORPORATION
                                      AT
                             $29.00 NET PER SHARE

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 2, 1998, UNLESS THE OFFER IS EXTENDED.


                                                               November 2, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We have been appointed by Citizens Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Allmerica Financial Corporation, a Delaware corporation ("AFC"), to act as Dealer Managers in connection with the Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Citizens Corporation, a Delaware corporation ("Citizens"), that AFC and its subsidiaries do not already own, at a price of $29.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated November 2, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), copies of which are enclosed herewith.

  For your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. Offer to Purchase, dated November 2, 1998;

    2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer
  Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);

    4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

    5. A return envelope addressed to First Chicago Trust Company of New York, as the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 2, 1998, UNLESS THE OFFER IS EXTENDED.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

  In order to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates or other required documents to the Depositary on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in "Procedures for Tendering Shares" in the Offer to Purchase.

  Neither AFC nor the Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer may be addressed to the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent or the Dealer Managers.

                                              VERY TRULY YOURS,

                                              GOLDMAN, SACHS & CO.

 NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON AS AN AGENT OF THE PURCHASER, AFC, CITIZENS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.



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